UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Commission File No. 001-15019
PEPSIAMERICAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

PepsiAmericas, Inc.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
Robert C. Pohlad
Chairman and Chief Executive Officer

March 16, 2006

Dear Shareholder:

We are pleased to invite you to attend the 2006 Annual Meeting of Shareholders of PepsiAmericas, Inc., to be held on April 27, 2006, at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

The formal notice of the meeting follows on the next page. Enclosed with this proxy statement are your proxy card, a postage-paid return envelope and a copy of our 2005 Annual Report.

In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please check the box provided on the proxy card or advise us when voting by telephone or internet.

We look forward to seeing you at the meeting.

Robert C. Pohlad
Chairman and Chief Executive Officer

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:      April 27, 2006

Time:     10:30 a.m., local time

Place:     Four Seasons Hotel
                120 East Delaware Place
                Chicago, Illinois

Purposes:

•       To elect eight directors;

•       To ratify the appointment of independent registered public accountants;

•       To act upon one shareholder proposal described in the attached proxy statement; and

•       To act upon such other matters as may properly come before the meeting.

The close of business on March 2, 2006, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, during the ten days prior to the meeting at our offices at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

Please vote your shares as promptly as possible. Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail or by following the telephone or internet voting instructions that appear on the enclosed proxy card. If you attend the meeting, you may vote your shares in person if you wish.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary

Minneapolis, Minnesota
March 16, 2006

i

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 27, 2006

PEPSIAMERICAS, INC.

We manufacture, distribute and market a broad portfolio of Pepsi-Cola and other national and regional beverage brands. We are the second largest bottler in the Pepsi system, with operations in the United States, Central Europe and the Caribbean. Our principal executive offices are located at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3883.

THE ANNUAL MEETING

Our meeting will be held on April 27, 2006, at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois. No cameras or recording equipment will be permitted at the meeting. However, our meeting will be webcast. If you are unable to attend the meeting in person, you are invited to visit www.pepsiamericas.com at 10:30 a.m., Central Daylight Saving Time, on April 27, 2006, to view the webcast of the meeting. An archived copy of the webcast also will be available on our website through the date of next year’s annual meeting of shareholders.

This Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the meeting. On approximately March 16, 2006, we will begin mailing these proxy materials to all shareholders of record at the close of business on March 2, 2006 (the “record date”). On the record date there were 131,930,654 shares outstanding and approximately 11,047 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of 51% of the shares entitled to vote at the meeting will constitute a quorum to hold the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.   Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail, or by following the telephone or internet voting instructions that appear on the enclosed proxy card.

Voting in person at the meeting.   If you plan to attend the meeting, you can vote in person. In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Revoking your proxy.   As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•       by filing a written notice of revocation with our Corporate Secretary;

•       by submitting another proper proxy with a more recent date than that of the proxy first given by (a) following the telephone voting instructions, (b) following the internet voting instructions, or (c) signing, dating and returning a proxy card to our company by mail; or

•       by attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.   If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Voting in person at the meeting.   If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Revoking your proxy.   If your shares are held in street name, you must contact your broker to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof. With respect to the election of nominees for director, you may:

•       vote “for” the election of the nominees for director named in this proxy statement;

•       “withhold” authority to vote for all of the nominees; or

•       “withhold” authority to vote for one or more of the nominees and vote “for” the remaining nominee(s).

If a quorum is present at the meeting, the nominees receiving the greatest number of votes will be elected to serve as directors. Because of this rule, non-voted shares and shares whose votes are withheld will not affect the outcome of the election of directors and withholding authority to vote for a particular nominee will not prevent that nominee from being elected.

With respect to each of the other proposals presented in this proxy statement, you may:

•       vote “for” the proposal;

•       vote “against” the proposal; or

•       “abstain” from voting on the proposal.

If you give us your proxy but do not specify how you want us to vote your shares, your shares will be voted as follows:

•       “for” the election of all nominees for director named in this proxy statement;

•       “for” ratification of the appointment of independent registered public accountants; and

•       “against” the shareholder proposal.

We will bear the cost of soliciting proxies. In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.

Tabulating the Vote

Representatives of Wells Fargo, our stock transfer agent, will tabulate votes and act as inspectors of election at the meeting. All votes will be tabulated by the inspectors of election, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our directors are elected each year at the annual meeting by our shareholders. We do not have a classified Board of Directors. Eight directors will be elected at this year’s meeting. Each director’s term lasts until the 2007 Annual Meeting of Shareholders and until he is succeeded by another qualified director who has been elected. All the nominees are currently directors of our company. There are no familial relationships between any director or executive officer.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each nominee for election as a director.

Herbert M. Baum, Chairman, President and Chief Executive Officer of The Dial Corporation (Retired). Director since 1995.

Mr. Baum, 69, served as Chairman, President and Chief Executive Officer of The Dial Corporation, a subsidiary of The Henkel Group, from August 2000 to March 2005. Prior to joining Dial, from January 1999 to August 2000, Mr. Baum was employed by Hasbro, Inc. as President and Chief Operating Officer. Prior to joining Hasbro, Mr. Baum was employed by Quaker State Corporation as its Chairman and Chief Executive Officer from 1993 to 1999. Mr. Baum was employed by Campbell Soup Company from 1978 to 1993, where he served in various positions, most recently as Executive Vice President and President, Campbell North/South America. Mr. Baum serves as a director of Playtex Products, Inc., Meredith Corporation, US Airways and Ocean Spray Cranberries, Inc. Mr. Baum also serves on the audit committee of US Airways. He is past chairman of the Association of National Advertisers, The Advertising Council and the National Food Processors Association.

Richard G. Cline, Chairman, Hawthorne Investors, Inc. Director since 1987.

Mr. Cline, 71, served as President and Chief Operating Officer of Nicor Inc. beginning in 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive Officer in May 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. Prior to joining Nicor, Mr. Cline was an executive of Jewel Companies, Inc. for 22 years, becoming Chairman, President and Chief Executive Officer in 1984. He is also Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. Additionally, he is a director of Ryerson Tull, Inc., Chairman of the Boards of Trustees of The Northern Funds and The Northern Institutional Funds, and a past chairman of the Federal Reserve Bank of Chicago. From 1998 to 2000, Mr. Cline was Chairman of Hussmann International, Inc. Mr. Cline is an honorary life director and past president of the University of Illinois Foundation.

Pierre S. du Pont, Former Governor, State of Delaware. Director since 1990.

Governor du Pont, 71, served as a director in the law firm of Richards, Layton & Finger, P.A., Wilmington, Delaware, through June 2005. A 1956 graduate of Princeton University, he served in the U.S. Navy from 1957 to 1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of Delaware (1977-1985). Governor du Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Chairman of the National Center for Policy Analysis.

Archie R. Dykes, Director of Various Corporations. Director since 1985.

Dr. Dykes, 75, is Lead Director of PepsiAmericas, Inc. He served as Chairman of Capital City Holdings Inc., a venture capital organization, from 1988 to 2005. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to such company as Non-Executive Chairman of the Board. He also serves as a director of Raytech Corporation and Midas, Inc. Dr. Dykes is a member of the Board of Trustees of the Kansas University Endowment Association, the William Allen White Foundation and YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Jarobin Gilbert, Jr., President and Chief Executive Officer, DBSS Group, Inc. Director since 1994.

Mr. Gilbert, 60, is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. The firm provides trade advisory services, trade consulting and participates in negotiations. He is also a director and a member of the audit committees of both Midas, Inc. and Foot Locker, Inc. Mr. Gilbert serves on the Board of Directors of the American Council on Germany and the Harlem Partnership Circle. He is a permanent member of the Council on Foreign Relations.

James R. Kackley, Director of Various Corporations. Director since 2004.

Mr. Kackley, 63, is a private investor. From 1963 to 1999, Mr. Kackley practiced as a public accountant for Arthur Andersen. From 1974 to 1999, he was an audit partner for the firm, dealing with a substantial number of public and non-public companies. In addition, in 1998 and 1999, he served as Chief Financial Officer for Andersen Worldwide, then a $16 billion a year professional services firm operating in more than 100 countries. From June 1999 to May 2002, Mr. Kackley served as an adjunct professor at the Kellstadt School of Management at DePaul University. Mr. Kackley serves as a director and as the audit committee financial expert of Herman Miller, Inc., a Michigan-based manufacturer of office furniture, and as a director and chairman of the audit and finance committee for Orion Energy Systems, Inc., a Wisconsin-based manufacturer of industrial lighting. Previously, he served on the audit committees of Northwestern University and the Chicago Symphony Orchestra, not-for-profit corporations. He is currently a Life Trustee of Northwestern University and the Museum of Science and Industry (Chicago).

Matthew M. McKenna, Senior Vice President, Finance, PepsiCo, Inc. Director since 2001.

Mr. McKenna, 55, is Senior Vice President, Finance for PepsiCo. Previously he was Senior Vice President and Treasurer for PepsiCo. Prior to joining PepsiCo in 1993, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York. Mr. McKenna serves as a member of the Board of Pepsi Bottling Ventures in North Carolina. He serves on the Board of Trustees for Hamilton College. He is also an adjunct professor at Fordham Business School and Fordham Law School.

Robert C. Pohlad, Chairman and Chief Executive Officer, PepsiAmericas, Inc. Director since 2000.

Mr. Pohlad, 51, became our Chief Executive Officer in November 2000, was named Vice Chairman in January 2001 and became our Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of the former PepsiAmericas prior to the PepsiAmericas merger, a position he had held since 1998. From 1987 to present, Mr. Pohlad also has served as President of Pohlad Companies. Mr. Pohlad is a director of MAIR Holdings, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR ALL OF THE NOMINEES.

OUR BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of PepsiAmericas, as provided by Delaware law. The Board held seven meetings in 2005. In addition to meetings of the full Board, directors also attended Committee meetings. Each incumbent director attended at least 75% of all of the meetings of the Board and of those Committees on which he or she served.

The Board is comprised of a majority of “independent” directors as defined in Section 303A.02 of the New York Stock Exchange listing standards. In this regard, the Board has affirmatively determined that a majority of its members has no material relationship with our company either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination, the Board has considered all relevant facts and circumstances, including material relationships such as commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The independent directors are identified by name in the chart that appears under the caption “Committees.”

The independent members of the Board meet in executive session at each regular meeting of the Board, with no members of management present. The independent directors have designated a non-management director, Archie R. Dykes, as Lead Director to preside at each executive session. Shareholders may contact Dr. Dykes in the manner described below under the caption “Shareholder Communications with Board Members.”

Committees

The Board has standing Audit, Management Resources and Compensation, Governance, Finance and Nominating, and Affiliated Transaction Committees, each consisting solely of members who are independent as defined in Section 303A.02 (and Section 303A.06 as to members of our Audit Committee) of the New York Stock Exchange listing standards. Our company also has Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Current copies of the Audit Committee charter, the Management Resources and Compensation Committee charter, the Governance, Finance and Nominating Committee charter, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics appear on our website at www.pepsiamericas.com and are available in print upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention:  Investor Relations.

The following table shows the current membership of the Committees and identifies our independent directors:

Name	Audit	Management Resources and Compensation	Governance, Finance and Nominating	Affiliated Transaction	Independent Directors
Herbert M. Baum	X	X			X
Richard G. Cline		X*	X	X	X
Pierre S. du Pont	X		X*	X	X
Archie R. Dykes		X	X	X*	X
Jarobin Gilbert, Jr.	X*		X		X
James R. Kackley	X	X			X
Matthew M. McKenna
Robert C. Pohlad

*                    Denotes Committee Chairman.

Committee Responsibilities

The Audit Committee, which held 13 meetings during 2005, assists the Board by assuming certain oversight responsibilities with respect to (1) the integrity of our financial statements, (2) the independent registered public accountants’ qualifications and independence, (3) the performance of our internal audit function and independent registered public accountants, and (4) our compliance with legal and regulatory requirements that may have a material impact on our financial statements.

The Management Resources and Compensation Committee, which held six meetings during 2005, discharges the Board’s responsibilities relating to executive compensation and reviews and makes recommendations to the Board regarding employee benefit policies and programs, incentive compensation plans and equity-based plans, director compensation and succession planning for our executive team.

The Governance, Finance and Nominating Committee, which held five meetings during 2005, develops and recommends to the Board corporate governance principles applicable to our company, recommends to the Board individuals qualified to serve as members of the Board, reviews and recommends Committee appointments for all Committees of the Board, serves as our company’s Qualified Legal Compliance Committee, and oversees the evaluation of the Board and its Committees. In addition, the Committee assists the Board in reviewing and discussing with management our financing needs, including corporate borrowing, sales of our securities and other matters of a financial nature.

The Affiliated Transaction Committee, which held two meetings during 2005, consists of at least three “independent directors” as defined by our bylaws (persons who are not, and for the last two years have not, (1) been an officer or director of PepsiCo or an affiliate of PepsiCo, (2) owned in excess of 1% of the shares of PepsiCo, or (3) owned any ownership interest in a party to an “affiliated transaction”), who review, consider and pass upon any “affiliated transaction.”  An “affiliated transaction” includes certain transactions with a value of more than $10 million with affiliates, including PepsiCo and certain entities in which PepsiCo has an ownership interest.

Audit Committee Matters

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee is independent as defined in Section 303A.02 and Section 303A.06 of the New York Stock Exchange listing standards and Exchange Act Rule 10A-3.

Pursuant to our listing agreement with the New York Stock Exchange, each member of the Audit Committee is financially literate and one member of the Committee, James R. Kackley, has accounting or related financial management expertise. Mr. Kackley serves as the “audit committee financial expert” as defined by Item 401(h) of Regulation S-K. Further, no member of the Audit Committee concurrently serves on more than two other public company audit committees.

Governance, Finance and Nominating Committee Procedures

The Governance, Finance and Nominating Committee has generally identified nominees based upon suggestions by outside directors, management and/or shareholders. Our Board member selection criteria include:  integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among Board members. The Committee has used these criteria to evaluate potential nominees. The Committee does not evaluate proposed nominees differently depending upon who has made the recommendation. The Committee has not to date paid any third party fee to identify, evaluate or assist in the identification or evaluation of potential nominees.

It is the Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board of Directors. The Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Committee does not perceive a need to increase the size of the Board. The Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures

To submit a recommendation of a director candidate to the Governance, Finance and Nominating Committee, a shareholder must submit the following information in writing, addressed to the Chairman of the Committee, in the care of the Corporate Secretary, at the main office of PepsiAmericas:

(1)         The name of the person recommended as a director candidate;

(2)         All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3)         The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)         As to the shareholder making the recommendation, the name and address, as they appear on the books of PepsiAmericas, of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the common stock; and

(5)         A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the next annual meeting of shareholders, the recommendation must be received by the Committee as provided under “Shareholder Proposals for 2007 Annual Meeting.”

Minimum Qualifications

In carrying out its responsibility to find the best-qualified persons to serve as directors, the Governance, Finance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of age, business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.

In addition, prior to nominating an existing director for re-election to the Board, the Committee will consider and review an existing director’s Board and Committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Shareholder Communications with Board Members

The Board of Directors has provided the following process for shareholders to send communications to the Board and/or individual directors. All communications from shareholders should be addressed to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary. Communications to individual directors, including the Lead Director, may also be made to such director at our company’s address. All communications sent to the Chair of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the Board, or the non-

management directors as a group, in the care of the Corporate Secretary will be reviewed by him to ensure that such communications relate to the business of the company or its subsidiaries before being reviewed by the Board or the non-management directors, as applicable.

Board Member Attendance at Annual Meetings

PepsiAmericas encourages all of its directors to attend the annual meeting of shareholders. We generally hold a Board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the 2005 Annual Meeting of Shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees of our company receive no fees for their services as director. Our outside directors each receive annual compensation comprised of the following: (1) $30,000 annual retainer, paid in equal quarterly installments of $7,500; (2) a restricted stock award under our 2000 Stock Incentive Plan for a number of shares equal to $60,000 divided by the fair market value of our common stock on the date of grant; (3) a meeting fee of $2,000 per Board meeting; and (4) a meeting fee of $1,000 per Committee meeting. In addition, the Lead Director receives an additional $20,000 retainer per year; directors who serve on the Board’s Committees receive an additional $5,000 retainer per year per Committee; and the Chairman of each of the Board’s Committees receives an additional $10,000 retainer per year (with the exception of the Chairman of the Affiliated Transaction Committee who receives an additional $5,000 retainer per year). Directors also are reimbursed for reasonable expenses incurred in attending Board and Committee meetings. The above-referenced director restricted stock awards are granted in February, every year. Pursuant to the terms of such awards, directors may not sell such stock while they serve on the Board of Directors.

The following table sets forth the retainers, meeting fees, stock award grant date values, and amounts realized upon the exercise of stock options during fiscal year 2005 by those persons who served as our non-employee directors during fiscal year 2005.

Name	Total ($)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(a)	All Other Compensation ($)
Herbert M. Baum	126,980	67,000	(b)	59,980	0
Richard G. Cline	358,102	64,000		59,980	234,122	(c)
Pierre S. du Pont	130,980	71,000		59,980	0
Archie R. Dykes	146,980	87,000	(b)	59,980	0
Jarobin Gilbert, Jr.	131,980	72,000		59,980	0
James R. Kackley	126,730	66,750		59,980	0
Matthew M. McKenna	98,980	39,000		59,980	0
Cynthia Swanson(d)	8,500	8,500		0	0

(a)           Represents the value of restricted stock granted on February 24, 2005, based on the average of the high and low prices of our common stock of $22.515 per share on the date of grant. These restricted stock awards vested on the date of grant.

(b)          Represents compensation deferred by the listed director under our deferred compensation plan for directors described below.

(c)           On September 8, 2005, Mr. Cline exercised options for the purchase of 20,257 shares of common stock at an aggregate exercise price of $272,724. On the same date, Mr. Cline sold the 20,257 shares he purchased upon exercise of such options for aggregate gross proceeds of $506,846.

(d)          Ms. Swanson ceased serving as a director on June 30, 2005. Given the duration of her board service, she relinquished the restricted stock award she received on February 24, 2005.

Directors may, by written election, defer payment of the above-referenced cash and stock compensation. We maintain a bookkeeping account for each director who has elected to defer cash compensation to which we credit the amount deferred, plus accrued interest thereon, compounded annually, based upon the prime rate of interest, as reported in The Wall Street Journal, on June 30 and December 31 of each year. Payment of deferred cash compensation to a retired director is made in equal monthly installments over a term equal to the greater of (1) 36 months, or (2) the number of months during which the director had in effect an election to defer compensation. Upon a change in control, the director would be entitled to a lump sum distribution of all such deferred amounts. Beginning in 2006, directors may, by written election, defer payments of the above-referenced restricted stock awards to a date specified by the director. We maintain a bookkeeping account for each director who has elected to defer stock compensation to which we credit the amount deferred plus dividends accrued thereon. Upon a change in control, the director would be entitled to a lump sum distribution of all such deferred amounts.

This fee structure is based on the middle of the market compensation levels for companies in similar industries and of similar size (in terms of revenue). Use of this fee structure is consistent with our overall compensation philosophy.

As of the end of fiscal year 2005, our non-employee directors held the following stock options:

Name of Director	Number of Shares	Exercise Price	Grant Date	FY-End Vesting Status (a)	FY-End Market Value (b)	Expiration Date
Herbert M. Baum	7,570	$12.01	2/26/03	100%	$85,163	2/26/10
	7,170	$12.68	2/21/02	100%	$75,859	2/21/09
	5,517	$16.475	2/16/01	100%	$37,433	2/16/08
Richard G. Cline	0	N/A	N/A	N/A	N/A	NA
Pierre S. du Pont	7,570	$12.01	2/26/03	100%	$85,163	2/26/10
	7,170	$12.68	2/21/02	100%	$75,859	2/21/09
Archie R. Dykes	7,570	$12.01	2/26/03	100%	$85,163	2/26/10
	100,000	$14.6563	11/30/00	100%	$860,370	11/30/10
Jarobin Gilbert, Jr.	7,570	$12.01	2/26/03	100%	$85,163	2/26/10
	7,170	$12.68	2/21/02	100%	$75,859	2/21/09
	5,517	$16.475	2/16/01	100%	$37,433	2/16/08
James R. Kackley	0	N/A	N/A	N/A	N/A	N/A
Matthew M. McKenna	7,570	$12.01	2/26/03	100%	$85,163	2/26/10
	7,170	$12.68	2/21/02	100%	$75,859	2/21/09
	5,517	$16.475	2/16/01	100%	$37,433	2/16/08

(a)           Represents amount of option purchasable by optionee at December 31, 2005.

(b)          Based on the closing price of our common stock of $23.26 on the last trading day of fiscal year 2005, as reported for New York Stock Exchange Composite Transactions.

OUR LARGEST SHAREHOLDERS

The following table sets forth information, as of March 2, 2006, with respect to the beneficial ownership of shares of our common stock by each person who, to our knowledge, beneficially owned more than five percent of our common stock. Percentage of beneficial ownership is based on 131,930,654 shares outstanding as of March 2, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
PepsiCo, Inc.(a)	57,263,870	43.4%
700 Anderson Hill Road
Purchase, NY 10577
Starquest Securities, LLC(b)	11,716,087	8.9%
3900 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402
Barclays Global Investors, NA(c)	8,587,193	6.5%
45 Fremont Street
San Francisco, CA 94105
Gabelli Asset Management, Inc.(d)	6,939,310	5.3%
One Corporate Center
Rye, NY 10580

(a)           Includes (1) 2,045,598 shares owned by Pepsi-Cola Metropolitan Bottling Company, a wholly owned subsidiary of PepsiCo, (2) 424,157 shares owned by Beverages Foods & Service Industries, Inc., a wholly owned subsidiary of PepsiCo, and (3) 794,115 shares owned by Midland Bottling Co., a wholly owned subsidiary of PepsiCo. The shares reported are subject to a shareholder agreement with our company.

(b)          The Schedule 13D filed with the Securities and Exchange Commission by Starquest Securities, LLC (“Starquest”), Dakota Holdings, LLC (“Dakota”), Pohlad Companies and Robert C. Pohlad on January 5, 2006, reports that Starquest is a Minnesota limited liability company whose members are (1) Dakota, (2) the Trust for Carl R. Pohlad Created Under the 2000 Amendment and Restatement of the Revocable Trust of Eloise O. Pohlad dated October 12, 2000, as amended, and (3) the Revocable Trust No. 2 of Carl R. Pohlad Created Under Agreement Dated May 28, 1993, as Amended. The Schedule 13D reports that Dakota is the controlling member of Starquest because it possesses 100% of the voting rights and approximately 51.3% of the equity of Starquest. The Schedule 13D reports that Dakota’s members are (1) Pohlad Companies, (2) UPC Acquisition Corporation, (3) Robert C. Pohlad, (4) William M. Pohlad, (5) James O. Pohlad, (6) Beverage Investment, LLC, and (7) the 1999 Revocable Security Trust No. 1 of Carl R. Pohlad Created Under Agreement, dated December 20, 1999. The Schedule 13D reports that Pohlad Companies is the controlling member of Dakota because it possesses approximately 72.8% of the voting rights of Dakota and approximately 72.8% of the equity in Dakota. The Schedule 13D reports that Pohlad Companies’ shareholders are (1) Robert C. Pohlad, (2) William M. Pohlad and (3) James O. Pohlad, each of whom holds a one-third interest. The Schedule 13D reports that Robert C. Pohlad, Chairman and Chief Executive Officer of our company, is the President of Pohlad Companies. The Schedule 13D reports that Robert C. Pohlad holds an approximately 32.7% equity interest in Dakota, directly and indirectly. The Schedule 13D reports that Dakota may be deemed to have beneficial ownership of the securities beneficially owned by Starquest. The Schedule 13D reports that Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Starquest and Dakota. The Schedule 13D reports that Robert C. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Starquest, Dakota and Pohlad Companies. The shares reported are subject to a shareholder agreement with our company.

(c)    As set forth in Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA and other reporting persons on January 26, 2006.  The Schedule 13G reports that these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.  The Schedule 13G reports that these shares represent 7,487,510 shares over which sole voting power is claimed and 8,587,193 shares over which sole dispositive power is claimed as follows:  (1) Barclays Global Investors, NA has sole voting power over 6,297,114 shares and sole dispositive power over 7,331,460 shares, (2) Barclays Global Fund Advisors has sole voting power over 701,733 shares and sole dispositive power over 710,970 shares, and (3) Barclays Global Investors, LTD has sole voting power over 488,663 shares and sole dispositive power over 544,763 shares.

(d)          As set forth in Schedule 13D/A filed with the Securities and Exchange Commission by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Investors, Inc. (“GAMCO”), GGCP, Inc., Gabelli Asset Management Inc. and Mario J. Gabelli on June 22, 2005. The Schedule 13D/A reports that these shares represent:  (1) 2,545,960 shares beneficially owned by Gabelli Funds and (2) 4,393,350 shares beneficially owned by GAMCO. The Schedule 13D/A reports that each such entity has sole voting and sole dispositive power over the shares reported as beneficially owned by it, except that GAMCO does not have the authority to vote 353,061 of the reported shares. The Schedule 13D/A reports that Mr. Gabelli is deemed to have beneficial ownership of the securities beneficially owned by Gabelli Funds and GAMCO.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below lists the beneficial ownership of shares of our common stock, as of March 2, 2006, by each director and nominee for director, by each executive officer named in the summary compensation table below, and by all directors and executive officers as a group. Percentage of beneficial ownership is based on 131,930,654 shares outstanding as of March 2, 2006. Except as identified below, the named individual has sole voting and investment power with respect to the listed shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)	Percent of Class
Herbert M. Baum	32,560	*
Richard G. Cline	15,553	*
Pierre S. du Pont	23,043	*
G. Michael Durkin, Jr.	260,561	*
Archie R. Dykes	123,803	*
Jarobin Gilbert, Jr.	28,660	*
James R. Kackley(b)	7,132	*
Kenneth E. Keiser(c)	424,273	*
Matthew M. McKenna(b)(d)	57,293,930	43.4%
Robert C. Pohlad(e)	12,214,739	9.2%
Anne D. Sample	79,009	*
Alexander H. Ware	76,733	*
All Current Directors and Executive Officers as a Group (17 persons)(f)	70,800,206	53.1%

*                    Less than 1%.

(a)           Includes shares which the named director or executive officer has the right to acquire within 60 days after March 2, 2006, through exercise of stock options, as follows:  Mr. Cline, 0 shares; Governor du Pont, 14,740 shares; Mr. Durkin, 210,885 shares; Dr. Dykes, 107,570 shares; Mr. Kackley, 0 shares; Mr. Keiser, 259,527 shares; Mr. Pohlad, 384,725 shares; Ms. Sample, 64,066 shares; Mr. Ware, 65,813 shares; and 20,257 shares each for Messrs. Baum, Gilbert and McKenna.

(b)          Includes 2,468 shares the receipt of which has been deferred pursuant to our deferred compensation plan for directors.

(c)           Includes 133,700 shares held by the Kenneth E. Keiser Revocable Trust.

(d)          Includes 57,263,870 shares held by PepsiCo, Inc. See “Our Largest Shareholders.”  Mr. McKenna, one of our directors, is Senior Vice President, Finance, of PepsiCo, Inc. Mr. McKenna disclaims beneficial ownership of the shares held by PepsiCo, Inc.

(e)           Includes 11,716,087 shares held by Starquest Securities, LLC. See “Our Largest Shareholders.”  Also includes 102 shares held by Pohlad Companies.

(f)             Includes 57,263,870 shares held by PepsiCo, Inc., 11,716,087 shares held by Starquest Securities, LLC, 102 shares held by Pohlad Companies, and 1,351,406 shares which directors and executive officers have the right to acquire within 60 days after March 2, 2006 through exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on our review of the forms furnished to us, upon our records and other information, we believe that all required reports were timely filed during the past year, except that (a) two reports for Kenneth E. Keiser setting forth one open market purchase of 250 shares and six gifts of an aggregate of 2,070 shares and (b) one report for Jay S. Hulbert setting forth bi-monthly acquisitions between January 31, 2003 and November 4, 2003, under our executive deferred compensation plan, of an aggregate of approximately 1,040 shares of phantom stock (based upon the value of units in a unitized stock fund), were not filed on a timely basis.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows compensation for certain executive officers for services in all capacities to our company and our subsidiaries during fiscal years 2003, 2004 and 2005. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future. For more information regarding the objectives and implementation of our executive compensation programs, please review the information under the caption “Report of Management Resources and Compensation Committee on Executive Compensation.”

						Long-Term Compensation
			Annual Compensation			Awards
Name and Principal Position(a)	Year	Total ($)(b)	Salary ($)	Bonus ($)(c)	Other Annual Compensation ($)(d)	Restricted Stock Awards ($)(e)	Securities Underlying Options (#)	Option Awards ($)(f)	All Other Compensation ($)(g)
Robert C. Pohlad	2005	3,758,420	751,667	905,160	102,220	1,931,200	0	0	68,173
Chairman and	2004	3,450,545	704,167	1,171,500	95,230	845,500	122,000	568,520	65,628
Chief Executive Officer	2003	2,605,566	675,000	913,444	103,034	509,414	115,900	380,152	24,522

Kenneth E. Keiser	2005	2,971,215	557,333	568,738	127,555	1,590,400	0	0	127,189
President and Chief	2004	2,528,232	530,833	750,338	128,307	604,200	86,400	402,624	111,930
Operating Officer	2003	1,985,502	510,000	815,300	54,301	303,660	68,400	224,352	77,889

G. Michael Durkin, Jr.	2005	2,256,676	392,188	451,562	37,378	1,283,680	0	0	91,868
Executive Vice President,	2004	1,793,978	352,000	504,900	21,596	503,500	72,000	335,520	76,462
U.S. Operations	2003	1,378,656	312,000	478,882	13,156	303,660	68,400	224,352	46,606

Alexander H. Ware	2005	1,164,309	288,763	280,004	31,530	513,472	0	0	50,540
Executive Vice President	2004	843,246	226,417	250,423	35,713	180,500	24,750	115,335	34,858
and Chief Financial Officer	2003	623,499	220,000	148,074	52,146	102,425	22,500	73,800	27,054

Anne D. Sample	2005	1,120,973	267,451	197,372	118,549	489,048	0	0	48,553
Senior Vice President,	2004	911,340	248,982	249,682	80,308	178,600	25,000	116,500	37,268
Human Resources	2003	695,128	244,534	191,052	55,737	97,605	21,400	70,192	36,008

(a)           Mr. Pohlad joined us as Chief Executive Officer and as a director in November 2000. Mr. Pohlad was named Vice Chairman in January 2001, and became our Chairman in January 2002. Mr. Keiser joined us as President and Chief Operating Officer Domestic in November 2000. Mr. Keiser was named President and Chief Operating Officer in January 2002. Mr. Durkin joined us as Senior Vice President of our East Group in May 1999. Mr. Durkin was named Senior Vice President and Chief Financial Officer in November 2000, became Executive Vice President and Chief Financial Officer in February 2004, and became Executive Vice President, U.S. Operations in March 2005. Mr. Ware joined us as Director of Finance for PepsiCo’s Heartland Business Unit, which we acquired from PepsiCo in 1999. Mr. Ware was named Vice President Finance for the East Group in 1999, became Senior Vice President, Planning and Corporate Development in January 2003, and Executive Vice President and Chief Financial Officer in March 2005. Ms. Sample was named Senior Vice President, Human Resources in May 2001.

(b)          For any given year, represents the sum of the entries under the captions “Salary,” “Bonus,” “Other Annual Compensation,” “Restricted Stock Awards,” “Option Awards,” and “All Other Compensation.”

(c)           Represents cash compensation earned under the Annual Incentive Compensation Plan. Bonuses under this plan are paid in the year following the year in which they were earned. By way of example, the entries for 2005 reflect amounts earned under the plan in 2005 but paid in February 2006. The amounts reported for Mr. Ware for 2003, 2004 and 2005 include approximately one-third of a one-time cost of living adjustment. For 2003, the amounts reported also include one-time retention bonuses paid to Mr. Keiser, Mr. Durkin and Ms. Sample in January 2003.

(d)          For 2005, the amounts shown represent perquisites, including benefits not integrally related to the performance of the named executive officer’s duties. In particular, these perquisites represent personal use of company airplane (measured as incremental cost to our company), vehicle allowances, club dues, financial planning services and moving expenses paid for the named executive officers as follows:

Name	Personal Use of Company Airplane ($)	Vehicle Allowance ($)	Club Dues ($)	Financial Planning Services ($)	Moving Expenses ($)	Other Annual Compensation Total ($)
Robert C. Pohlad	68,620	33,600	0	0	0	102,220
Kenneth E. Keiser	64,444	28,800	24,241	10,070	0	127,555
G. Michael Durkin, Jr.	4,078	18,170	7,460	7,670	0	37,378
Alexander H. Ware	1,013	18,600	4,247	7,670	0	31,530
Anne D. Sample	0	18,600	11,263	7,670	81,016	118,549

The amounts shown include any amounts reimbursed for the payment of taxes.

(e)           For 2005, represents the value of restricted stock granted on February 24, 2005, based on the closing price of our common stock of $22.72 per share on the date of grant. At the end of 2005, the executive officers named in the summary compensation table held the following unvested shares of restricted stock with values based on the closing price of our common stock of $23.26 on the last trading day of fiscal year 2005, as reported for New York Stock Exchange Composite Transactions:

Name	Unvested Shares of Restricted Stock Held at December 31, 2005 (#)	Value of Unvested Shares of Restricted Stock Held at December 31, 2005 ($)
Robert C. Pohlad	171,775	3,995,487
Kenneth E. Keiser	127,000	2,954,020
G. Michael Durkin, Jr.	108,200	2,516,732
Alexander H. Ware	40,600	944,356
Anne D. Sample	39,025	907,722

Since February 2003, each restricted stock award granted to our executive officers vests in its entirety on the third anniversary of the award. Dividends declared and paid on shares of our common stock are paid at the same rate on this restricted stock. No preferential dividends are paid. The dividends paid on this restricted stock are included under the caption “All Other Compensation.”  Further details regarding the amounts of such dividends are set forth in a footnote to such column.

(f)             We calculated the grant date value of these options using the Black Scholes option pricing model. For 2004, we used the following assumptions:  expected volatility of 27.0%, dividend yield of 1.6%, risk-free rate of return of 3.1% and time of exercise of 5.0 years. For 2003, we used the following assumptions:  expected volatility of 26.0%, dividend yield of 0.3%, risk-free rate of return of 2.8% and time of exercise of 5.0 years.

(g)           For 2005, the amounts shown represent matching contributions we made under defined contribution plans (our 401(k) plan and our executive deferred compensation plan), premiums we paid on group term life insurance, and dividends paid on restricted stock as follows:

Name	Matching Contributions Made Under Defined Contribution Plans ($)	Premiums Paid on Group Term Life Insurance ($)	Dividends Paid on Restricted Stock ($)	All Other Compensation Total ($)
Robert C. Pohlad	34,263	1,035	32,875	68,173
Kenneth E. Keiser	104,613	776	21,800	127,189
G. Michael Durkin, Jr.	71,767	552	19,549	91,868
Alexander H. Ware	43,135	436	6,969	50,540
Anne D. Sample	41,371	382	6,800	48,553

Option/SAR Grants in Fiscal Year 2005

We granted no options to purchase our common stock or stock appreciation rights to the executive officers named in the summary compensation table during 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

The following table shows the number of shares acquired and value realized on option exercises by the executive officers named in the summary compensation table during 2005. It also shows the number and value (stock price less exercise price) of unexercised stock options for such persons as of the end of fiscal year 2005. No stock appreciation rights were exercised by such persons during 2005 or were outstanding at the end of that fiscal year.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options Held at December 31, 2005 (#)	Value of Unexercised In-The-Money Options at December 31, 2005 ($)(a)
Name	on Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Robert C. Pohlad	0	0	305,424 / 119,968	3,035,055 / 787,622
Kenneth E. Keiser	105,000	1,096,790	207,927 / 80,400	2,009,814 / 506,484
G. Michael Durkin, Jr.	147,900	1,392,659	164,085 / 70,800	1,531,481 / 464,820
Alexander H. Ware	0	0	50,063 / 24,000	441,582 / 155,985
Anne D. Sample	0	0	48,599 / 23,801	471,738 / 152,592

(a)           Based on the closing price of our common stock of $23.26 on the last trading day of fiscal year 2005, as reported for New York Stock Exchange Composite Transactions.

Pension Plans

We maintain qualified, defined benefit pension plans and non-qualified retirement plans paying benefits in optional forms elected by our employees based upon percentage multipliers which are applied to covered compensation and credited service. The benefit formula provides a normal retirement benefit of 1% of covered compensation for each year of credited service (excluding 1989-1991), up to a maximum of 20 years.

The following table reflects annual future pension benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the benefit formula mentioned above, at representative periods of credited service. The benefits listed below do not reflect deductions for Social Security or other offset amounts. However, benefits payable under non-qualified retirement plans are subject to deduction for Social Security upon vesting.

	Years of Service (b)
Covered Compensation(a)	5	10	15	20 or more
$ 400,000	$20,000	$40,000	$60,000	$80,000
600,000	30,000	60,000	90,000	120,000
800,000	40,000	80,000	120,000	160,000
1,000,000	50,000	100,000	150,000	200,000
1,200,000	60,000	120,000	180,000	240,000

(a)           Covered compensation includes salary and bonus, as shown in the summary compensation table, averaged over the five consecutive years in which such compensation is the highest.

(b)          We amended our pension plans to freeze pension benefit accruals for substantially all salaried and non-union employees effective December 31, 2001. As of December 31, 2005, the executive officers named in the summary compensation table had the following years of credited service:  Mr. Pohlad, 0 years; Mr. Keiser, 0 years; Mr. Durkin, 2 years; Mr. Ware, 2 years; and Ms. Sample, 0 years.

Employment Contracts, Termination of Employment and Change-in-Control

PepsiAmericas employees, including the executive officers named in the summary compensation table, are employed at will by our company and do not have employment agreements.

Upon a change-in-control of our company, the executive officers named in the summary compensation table would be entitled to accelerated vesting of their stock options and accelerated vesting of their restricted stock awards. In addition, the executive officers named in the summary compensation table would be entitled to a distribution under our executive deferred compensation plan if they terminate employment within three years of a change-in-control of our company.

For information regarding our severance policy, please review “Report of Management Resources and Compensation Committee on Executive Compensation—Employment Agreements and Severance Policy.”

REPORT OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Management Resources and Compensation Committee of our Board consists of four non-employee directors. Our general responsibilities are described under the caption “Our Board of Directors and Committees.”

Introduction

The Committee authorizes and evaluates compensation programs and, where appropriate, sets relevant performance criteria for these programs. The Committee has established formal guidelines that align executive compensation targets with expected performance, reward outstanding achievement and seek to retain those individuals with the leadership abilities and skills necessary for building long-term shareholder value.

The Committee is committed to an executive compensation approach that attracts, motivates and retains high performers while maintaining fiscal responsibility. This philosophy supports business objectives and aligns the interests of the executives with the long-term interests of our shareholders. We believe that formula driven plans can contribute to profitable growth and consistent improvement on returns for shareholders. However, it is necessary to exercise judgment with respect to an individual executive’s compensation to encourage and reward performance.

The Committee has engaged, and regularly meets with, independent executive compensation consultants who report to the Committee regarding PepsiAmericas’ business strategy, compensation levels and general market practices. The Committee evaluates company performance, share ownership and compensation and compares them with compensation data from peer beverage and consumer product companies as well as a broader group of progressive industrial companies based on size, complexity and other market comparisons. The Committee reviews all components of compensation, both individually and in the aggregate. The Committee has determined the total compensation of the Chief Executive Officer and the other executive officers named in the summary compensation table to be reasonable and not excessive.

The Committee, along with outside executive compensation consultants, reviews PepsiAmericas’ compensation philosophy and long-term incentive programs at a minimum every three years. Following the 2004 review, specific changes were made to our long-term incentive plan as noted below. The following is a description of our compensation programs.

Salaries

The Committee determines base salaries and salary bands for all salaried employees of PepsiAmericas, including the executive officers named in the summary compensation table, based on the results of periodic market surveys. The Committee does not base actual salary bands exclusively on a formula and companies are not grouped to assess comparability according to narrowly defined criteria. The Committee derives salary bands from the skills and responsibilities required by a position, the averages of salary levels of hundreds of comparable positions and comparable companies and from information in numerous databases generated by outside independent consultants. Base salaries at PepsiAmericas are targeted to the 50th percentile.

At the Committee’s last meeting of the year, comparative market data for our executive officers is presented, reviewed and analyzed in the context of all components of total compensation. The Committee then has additional time before the first meeting of the year to ask for additional information and to raise and discuss further questions. During the first meeting of the year, the Committee evaluates the annual performance of each executive officer and bases salary adjustments on various factors including personal performance, current position in the relevant salary band and comparable company data. Accordingly, the Committee does not have a general policy to set salaries of executive officers at any specific level within the salary band for their particular position. However, all salaried employees, including executive officers, are eligible for an annual merit increase to base salary, effective March 1, based primarily on performance of job responsibilities and accomplishment of predetermined performance objectives. The Committee approves salary actions for approximately ten key corporate and operating company officers after considering such individual’s responsibilities, past and current performance and compensation for similar positions at peer group companies. In the case of our Chief Executive Officer, Mr. Pohlad, the Committee sets his salary after following the guidelines set forth in the preceding paragraph.

Annual Incentive Compensation Plan

The executive officers named in the summary compensation table, along with over 100 additional executives of PepsiAmericas, participate in the Annual Incentive Compensation Plan. This plan provides executives with an annual opportunity to earn short-term bonus incentive awards. Payments are based on a formula and are representative of our company’s results. Target payment opportunities are proportionally based on market data and the employee’s accountability for PepsiAmericas’ business plan. Awards vary from 0-200% of target based on performance.

In 2005, the Annual Incentive Compensation Plan for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the Senior Vice President, Human Resources, had three primary measures:  net income (50%), net revenue (25%) and adjusted operating cash flow (25%). Based upon our company’s performance across these metrics and the formula included in our payout curves, these individuals received bonuses for 2005 performance equal to 119% of target.

In 2005, the Annual Incentive Compensation Plan for the Executive Vice President, U.S. Operations, had three primary measures:  domestic operating income (50%), domestic net revenue (25%) and adjusted operating cash flow (25%). Based upon our company’s performance across these metrics and the formula included in our payout curves, our Executive Vice President, U.S. Operations, received a bonus for 2005 performance equal to 132% of target.

In 2005, the Annual Incentive Compensation Plan for the majority of our other executives and annual bonus eligible personnel had two primary measures:  operating income (60%) and net revenue (40%). All payouts were based upon a formula and were representative of our company’s performance. We believe these measures and the resulting payouts are consistent with creation of shareholder value.

In order to encourage and reward improvement against our business priorities, the performance measures have been revised for 2006. In particular, volume has been added as a measure in an effort to ensure consistency and alignment of executive objectives with our business priorities. For the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and their staff direct reports, the applicable measures will be net income (40%), net revenue (20%), volume (20%) and adjusted operating cash flow (20%). For the Executive Vice President, U.S. Operations, the applicable measures will be domestic operating income (40%), domestic net revenue (20%), domestic non-carbonated volume (20%) and adjusted operating cash flow (20%).

Executive Deferred Compensation and Retirement

PepsiAmericas sponsors a non-qualified executive deferred compensation plan (“EDCP”). The EDCP is a supplemental, deferred compensation plan that provides eligible U.S. executives with the opportunity for contributions that could not be credited to their individual accounts under the qualified 401(k) plan because of Internal Revenue Code limitations. The EDCP is a defined contribution plan designed to accumulate retirement funds for executives, and includes a company matching contribution (up to 6%) and a basic 2% contribution similar to that of the qualified 401(k) plan. Employees hired before January 1,

2004, are immediately vested in the company contributions. Employees hired after January 1, 2004, are vested in the company contributions made under the plan in 20% annual increments until the employee is 100% vested after five years. Annual contributions made after the five-year period are immediately vested. The executive’s and the company’s contributions are invested at the executive’s discretion in a variety of funds that are intended to mirror those available under the qualified 401(k) plan. The investment return in the EDCP corresponds to a similar investment made in the qualified 401(k) plan. The Internal Revenue Code limits contributions to an individual’s account for the qualified 401(k) plan. Where the Internal Revenue Code limits the basic 2% contribution, the excess is applied to the EDCP. The overall maximum company contribution to the qualified 401(k) plan and the EDCP is 8% of eligible pay.

Executives are eligible to participate in the same qualified retirement programs available to all salaried PepsiAmericas employees. All employees that retire after July 1, 1989, are eligible to participate in post-retirement medical benefits, provided they have attained age 55 and have 10 years of service with our company at the time of retirement. Those retirees are required to pay the full cost of these benefits.

Long-Term Incentive Plan

In 2005, PepsiAmericas modified its Long-Term Incentive Plan shifting from a combination of non-qualified stock options and restricted stock to 100% restricted stock. Awards made under this plan vest in their entirety on the third anniversary of the award. Certain employees working in Central Europe receive restricted share units rather than restricted stock awards due to local tax consideration.

The Committee believes that the Long-Term Incentive Plan compensation strategy achieves several key objectives including reinforcing the pay-for-performance philosophy of the overall executive compensation program as well as providing competitive incentives and total compensation opportunities that allow PepsiAmericas to attract and retain key executive talent.

Long-Term Incentive Plan targets are established using market data. Long-Term Incentive Plan ranges are based on the established target, with the range minimum equal to 90% of the target and the range maximum equal to 120% of the target. An individual’s performance in the prior year, time in position, as well as his or her future leadership potential, determine the actual long-term incentive award received. At the same time, the total pool of restricted stock available for LTI grants each year is based upon our company’s performance against a predetermined measure of adjusted return on invested capital. Based upon the actual adjusted return on invested capital performance in 2005, we utilized 102% of the target for the awards granted in February 2006.

The following table shows the number of shares acquired upon the vesting of restricted stock awards during fiscal year 2005 and the value associated with such vesting, based on the closing price of our common stock of $22.60 per share on February 21, 2005 (the date of vesting), to the executive officers named in the summary compensation table.

Name	Shares Acquired on Vesting (#)	Value of Vested Shares at Date of Vesting ($)
Robert C. Pohlad	56,517	1,277,284
Kenneth E. Keiser	39,867	900,994
G. Michael Durkin, Jr.	33,167	749,574
Alexander H. Ware	7,033	158,946
Anne D. Sample	13,667	308,874

Stock Ownership Requirements

Coincident with our Long-Term Incentive Plan design, we have established stock ownership requirements, as a multiple of the executive’s base salary as shown below. The Committee believes that promoting share ownership aligns the interests of key executives with those of shareholders and provides strong motivation to build shareholder value.

Position	Multiple	Named Executive Officer Status at Record Date(a)
Chief Executive Officer	6.0x	133.8x
Chief Operating Officer	3.0x	14.8x
Chief Financial Officer	3.0x	6.9x
Executive Vice President	2.5x	11.7x
Senior Vice President	2.0x	6.1x

(a)           Represents the multiple of base salary held in company stock at March 2, 2006, by Robert C. Pohlad (Chief Executive Officer), Kenneth E. Keiser (Chief Operating Officer), Alexander H. Ware (Chief Financial Officer), G. Michael Durkin, Jr. (Executive Vice President), and Anne D. Sample (Senior Vice President). The multiple shown for Mr. Pohlad includes one-third of the 11,716,087 shares held by Starquest Securities, LLC and one-third of the 102 shares held by Pohlad Companies. The multiple shown for Mr. Keiser includes 133,700 shares held by the Kenneth E. Keiser Revocable Trust.

Each executive has five years to attain the stock ownership requirement. The number of shares of PepsiAmericas stock that must be held is determined by multiplying the executive’s annual base salary rate at the end of each calendar year by the applicable multiple shown above, and dividing the result by the 200-day average closing stock price at the end of each year. The executive may count shares held in trust and retirement accounts but may not include stock options toward the attainment of the stock ownership guideline. Under the net share retention policy, the executive is required to retain 50% of the shares received from equity grants after paying taxes and exercise costs until the ownership guideline is met.

Employment Agreements and Severance Policy

PepsiAmericas employees, including the executive officers named in the summary compensation table, are employed at will by our company and do not have employment agreements.

PepsiAmericas’ severance policy provides a standard separation payment and healthcare benefits continuation to departing employees, including the executive officers named in the summary compensation table, whose positions are eliminated. The separation payments are determined by salary band and age, with employees over the age of 50 receiving a larger payment than employees under the age of 50. In addition to the separation payment, the employee is also eligible for a lump sum tenure payment of one week per year of company service, up to a maximum of 26 weeks. In general, senior vice presidents and above receive a minimum of 52 weeks of severance. Employees, including the executive officers named in the summary compensation table, whose employment is terminated under special circumstances are eligible for half of the standard severance, with no lump sum payment for tenure. The payments available under the severance policy range from a minimum of 2 weeks to a maximum of 71 weeks.

Limits on the Deductibility of Executive Compensation for Tax Purposes

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to or accrued by us for the five most highly compensated employees, unless certain forms of compensation meet certain performance or other criteria mandated by law.

The compensation received by the executive officers named in the summary compensation table may not be fully deductible for tax purposes. While we generally structure our compensation programs with a view to satisfying these rules, we might under certain circumstances conclude that our corporate interests are better served by programs or plans that do not satisfy these criteria. Our Long-Term Incentive Plan is intended to comply with Section 162(m) beginning with awards received in 2007. We have not made any other determination with respect to our total compensation program as it may be affected by changes in these tax laws for future years.

Compensation Committee Interlocks and Insider Participation

The name of each person who serves as a member of the Committee is set forth below. There are no compensation committee interlocks.

Richard G. Cline, Chairman
Herbert M. Baum
Archie R. Dykes
James R. Kackley

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board consists of four members who are neither officers nor employees of our company, and who meet the independence requirements of the New York Stock Exchange. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.”  The Committee met 13 times during 2005, and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. The Committee selected KPMG LLP (“KPMG”) as our independent registered public accountants, and considered factors relating to their independence. In addition, the Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations. The Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The Committee also met privately with members of the company’s internal audit team and with representatives of KPMG to encourage confidential discussions as to any accounting or auditing matters.

The Audit Committee has reviewed and discussed with management and representatives of KPMG the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2005. The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), and has received the written disclosure and letter from KPMG required by applicable professional standards delineating all relationships they have with us and has discussed with them their independence. Based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Committee also determined that KPMG’s fees and services are consistent with the maintenance of their independence as our independent registered public accountants.

The name of each person who serves as a member of the Committee is set forth below.

Jarobin Gilbert, Jr., Chairman
Herbert M. Baum
Pierre S. du Pont
James R. Kackley

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a graph that compares the cumulative total shareholder return on our common stock (PAS) to the Standard & Poor’s MidCap 400 Index (MidCap 400) and to a Peer Group consisting of two companies that are U.S.-based bottlers, The Pepsi Bottling Group, Inc. (PBG) and Coca-Cola Enterprises, Inc. (CCE). The comparison covers the period from the last trading day of fiscal year 2000 through the last trading day of fiscal year 2005, as reported for New York Stock Exchange Composite Transactions. Shareholder return assumes reinvestment of all dividends. The information depicted in the graph is also set forth in numerical form immediately below the graph.

_Date	PAS	PBG	CCE	MidCap 400
12-29-00	$100.00	$100.00	$100.00	$100.00
12-28-01	$86.99	$119.78	$101.46	$100.55
12-27-02	$80.73	$128.27	$114.88	$84.49
01-02-04	$105.48	$121.60	$117.28	$115.23
12-31-04	$132.83	$137.35	$113.34	$134.24
12-30-05	$147.57	$146.79	$105.03	$151.11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Ownership and Director Relationships

At March 2, 2006, PepsiCo beneficially owned approximately 43.4% of our outstanding common stock. Matthew M. McKenna, one of our directors, is Senior Vice President, Finance, of PepsiCo. In addition, Starquest Securities, LLC, of which Robert C. Pohlad, our Chairman and Chief Executive Officer, is an affiliate, beneficially owned approximately 8.9% of our outstanding common stock at March 2, 2006. See “Proposal 1:  Election of Directors” and “Our Largest Shareholders.”

Agreements and Transactions with PepsiCo

PepsiCo is considered a related party due to the nature of our franchise relationship and PepsiCo’s ownership interest in us. During fiscal year 2005, approximately 91% of our total volume was derived from the sale of Pepsi-Cola products. We have entered into transactions and agreements with PepsiCo from time to time, and we expect to enter into additional transactions and agreements with PepsiCo in the future. Material agreements and transactions between our company and PepsiCo are described below.

Pepsi franchise agreements are issued in perpetuity, subject to termination only upon failure to comply with their terms. Termination of these agreements can occur as a result of any of the following:  our bankruptcy or insolvency; change of control of greater than 15 percent of any class of our voting securities; untimely payments for concentrate purchases; quality control failure; or failure to carry out the approved business plan communicated to PepsiCo.

Bottling Agreements and Purchases of Concentrates and Finished Product.   We purchase concentrates from PepsiCo and manufacture, package, distribute and sell carbonated and non-carbonated beverages under various bottling agreements with PepsiCo. These agreements give us the right to manufacture, package, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. These agreements include a Master Bottling Agreement and a Master Fountain Syrup Agreement for beverages bearing the “Pepsi-Cola” and “Pepsi” trademarks, including Diet Pepsi and Pepsi One, in the United States. The agreements also include bottling and distribution agreements for non-cola products in the United States, and international bottling agreements for countries outside the United States. These agreements provide PepsiCo with the ability to set prices of concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. Concentrate purchases from PepsiCo totaled $763.2 million for fiscal year 2005. In addition, we bottle water under the “Aquafina” trademark pursuant to an agreement with PepsiCo that provides for payment of a royalty fee to PepsiCo, which totaled $36.9 million for fiscal year 2005. We also purchase finished beverage and snack food products from PepsiCo and certain of its affiliates, including tea, concentrate and finished beverage products from a Pepsi/Lipton partnership, as well as finished beverage products from a PepsiCo/Starbucks partnership. Such purchases totaled $155.9 million for fiscal year 2005.

Bottler Incentives and Other Support Arrangements.   We share a business objective with PepsiCo of increasing availability and consumption of Pepsi-Cola beverages. Accordingly, PepsiCo provides us with various forms of bottler incentives to promote their brands. The level of this support is negotiated regularly and can be increased or decreased at the discretion of PepsiCo. The bottler incentives cover a variety of initiatives, including direct marketplace, shared media and advertising support, to support volume and market share growth. Worldwide bottler incentives from PepsiCo totaled approximately $203.3 million for fiscal year 2005. There are no conditions or requirements that could result in the repayment of any support payments received by us. Based on information received from PepsiCo, PepsiCo provided indirect marketing support to our marketplace, which consisted primarily of media expenses paid by PepsiCo on our behalf to third parties.

Manufacturing and National Account Services.   We provide manufacturing services to PepsiCo in connection with the production of certain finished beverage products, and also provide certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national account customers. The net amount paid or payable by PepsiCo to us for these services was $20.4 million for fiscal year 2005.

Other Transactions.   PepsiCo provides procurement services to us pursuant to a shared services agreement. Under such agreement, PepsiCo acts as our agent and negotiates with various suppliers the cost of certain raw materials by entering into raw material contracts on our behalf. The raw material contracts obligate us to purchase certain minimum volumes. PepsiCo also collects and remits to us certain rebates from the various suppliers related to our procurement volume. In addition, PepsiCo executes certain derivative contracts on our behalf, and in accordance with our hedging strategies. In fiscal year 2005, we paid $3.4 million to PepsiCo for such services. Beginning in September 2003, we purchased snack food products from Frito-Lay, Inc., a subsidiary of PepsiCo, for sale and distribution in Trinidad and Tobago. We began similar distribution of Frito-Lay snack products in the Czech Republic and Puerto Rico in 2004 and Hungary in 2005. The net amount paid to PepsiCo and its affiliates for snack food products was $3.4 million in fiscal year 2005. During fiscal year 2005, we received payment of $2.1 million related to the settlement of the fructose lawsuit for the former Heartland territories, which we acquired in 1999. The payment was originally made to PepsiCo out of the settlement trust, and then the funds were remitted to us by PepsiCo. At the end of fiscal year 2005, the net amount due from PepsiCo related to the above transactions amounted to $8.9 million.

Transactions with Bottlers in which PepsiCo Holds an Equity Interest.   We sell finished beverage products to other bottlers, including The Pepsi Bottling Group, Inc., a bottler in which PepsiCo owns an equity interest. These sales occur in instances where the proximity of our production facilities to the other bottlers’ markets or lack of manufacturing capability, as well as other economic considerations, make it more efficient or desirable for the other bottlers to buy finished product from us. Our sales to other bottlers, including those in which PepsiCo owns an equity interest, were approximately $128.8 million for fiscal year 2005. Our purchases from such other bottlers for fiscal year 2005 were not material.

Agreements and Transactions with Pohlad Companies

In December 2005, we sold our one-eighth interest in a 1999 Lear Jet aircraft that we owned with Pohlad Companies and acquired, pursuant to a tax-deferred exchange, a one-eighth interest in a 2005 Challenger aircraft which we also own with Pohlad Companies. We paid $1.7 million for our interest in the Challenger aircraft. As noted above, Mr. Pohlad, our Chairman and Chief Executive Officer, is the President and the owner of one-third of the capital stock of Pohlad Companies. Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Starquest and Dakota, and Mr. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Starquest, Dakota and Pohlad Companies. See “Our Largest Shareholders.”  As a co-owner of the Lear Jet aircraft, we were obligated to pay a monthly charge of $7,000 and an hourly operating charge of $1,000. As a co-owner of the Challenger aircraft, we are obligated to pay a monthly charge of $5,200 and an hourly operating charge of $2,100. During fiscal year 2005, we paid $152,300 to International Jet, a subsidiary of Pohlad Companies, for office and hangar rent, management fees and maintenance in connection with the storage and operation of these corporate jets.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of KPMG LLP (“KPMG”) as independent registered public accountants to audit our financial statements for fiscal year 2006. A proposal to ratify that appointment will be presented to shareholders at the meeting. If shareholders do not ratify such appointment, the Committee will consider selection of another firm of independent registered public accountants, but reserves the right to uphold the appointment.

Representatives of KPMG are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so. In addition, they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

KPMG was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by KPMG for the fiscal years ended December 31, 2005 and January 1, 2005 were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2005	January 1, 2005
Audit Fees	$2,472,400	$2,704,500
Audit-Related Fees	0	0
Tax Fees	0	8,000
All Other Fees	0	0
Total	$2,472,400	$2,712,500

Audit fees were for professional services rendered for the audits of the consolidated financial statements, the issuance of comfort letters, consents, audits of statutory financial statements and the review of documents we filed with the Securities and Exchange Commission. Tax fees for 2004 were related to sales taxes and transfer pricing projects.

The Audit Committee of the Board has determined that the provision of services covered by the foregoing fees is compatible with maintaining the independent registered public accounting firm’s independence. See “Report of Audit Committee.”

Pre-Approval Policies and Procedures of Audit Committee

The Audit Committee is committed to ensuring the independence of our company’s independent registered public accounting firm and directs significant attention toward the appropriateness of the independent registered public accounting firm performing services other than the audit. The Committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the independent registered public accounting firm is only engaged for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services. Annually, the lead audit partner reviews with the Committee the services the independent registered public accounting firm expects to provide in the coming year, and the related fees. In addition, management provides the Committee with a quarterly report for the Committee’s pre-approval of any non-audit services that the independent registered public accounting firm may be asked to provide in the next quarter.

The projects and categories of service are as follows:

Audit—These services include the work necessary for the independent registered public accounting firm to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit-Related Services—These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Other Services—Other services consist of tax compliance and planning issues. The Committee believes that these services are not an integral part of the examination of our company’s financial statements, and that these services may raise a real or perceived question as to the independent registered public accounting firm’s independence. Accordingly, a very strong rationale must be presented to support the selection of the independent registered public accounting firm for such services, and alternative service providers should also be considered.

The Chief Financial Officer is responsible for the implementation of the Committee’s pre-approval policies and procedures. The Chief Financial Officer has authority to engage KPMG for audit-related services on projects costing less than $50,000, upon prior review and approval of the Committee’s Chairman. The Chief Financial Officer is also responsible for ensuring that any request for audit-related services greater than $50,000, or any non-audit services, is submitted for authorization by the Committee.

The Committee selected KPMG to audit our financial statements for fiscal years 2005 and 2004. The Committee pre-approved the tax services we received from KPMG during fiscal year 2004. We received no services from KPMG requiring pre-approval during fiscal year 2005.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL 2.

PROPOSAL 3:  SHAREHOLDER PROPOSAL

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington D.C. 20001, an entity that owns greater than $2,000 of PepsiAmericas common stock, has notified PepsiAmericas that it intends to sponsor the following proposal at this year’s meeting:

RESOLVED:   That the shareholders of PepsiAmerica’s Inc. (“PepsiAmericas” or “the Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance document (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

SUPPORTING STATEMENT:   Our Company is incorporated in Delaware. Delaware law provides that a Company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). The law provides that if the level of voting support necessary for a specific action is not specified in a corporations’ certificate or bylaws, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the votes cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

Similar proposals to this one received high levels of support last year, winning majority support at Advanced Micro Devices, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon and others. Leading proxy advisory firms also recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the Board. We believe that these policies are inadequate for they are based on the continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support FOR this important director election reform.

Response from PepsiAmericas

We have a history of electing, by a plurality, strong and independent Boards. Our director nominees have consistently received high affirmative vote counts. For example, every nominee received an affirmative vote of greater than 96.9% percent of the shares voted during each of the last five years through the plurality process. Consequently, changing from the current plurality voting requirement to the proposed majority voting requirement would have had no effect on the outcome of our elections.

The plurality voting threshold is known to and understood by shareholders, and used by corporations that have been identified as leaders in corporate governance. As the accepted standard for the election of directors of publicly-traded companies and the default standard under Delaware law, it provides important advantages over the majority voting threshold suggested by the shareholder proposal.

For example, the majority voting threshold may cause undesired vacancies on the Board, which may be disruptive to the company and could lead to inefficiencies in the operation of the Board and its committees. Further, the proposal does not address the appropriate outcome if a candidate fails to receive the requisite majority vote. The proponent suggests only that “the Board should address the status of incumbent director nominees who fail to receive a majority vote.”  This is a fundamental shortcoming of the proposal. In the case of either (a) one or more candidates for election not receiving a majority vote, or (b) two candidates competing for election to the Board where the split of votes results in neither receiving a majority vote, then the shareholder proposal simply does not address the appropriate outcome. Even worse, the proposal does not address the possibility that literally “no candidate” for the Board might receive sufficient votes to be elected. Each of these outcomes is, in the view of the Board of Directors, less democratic and less desirable than the company’s current standard of electing directors by a plurality vote.

The potential negative consequences of implementing a majority voting system far outweigh the benefits and could result in a confusing method of electing directors. The Board believes that our existing plurality process is more likely to ensure good governance with respect to the election of directors. For these reasons, the Board of Directors believes that this proposal is not in the best interests of our shareholders.

Our Board of Directors unanimously recommends that the shareholders vote AGAINST the adoption of this proposal.

Vote Required

The affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE AGAINST PROPOSAL 3.

PEPSIAMERICAS’ FORM 10-K

We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention:  Investor Relations.

DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT
TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our proxy statement and annual report to shareholders, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the proxy statement and/or annual report to shareholders, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Investor Relations by phone (612) 661-3883 or by mail to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention:  Investor Relations.

If you participate in householding and wish to receive a separate copy of this proxy statement or the annual report to shareholders delivered with this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Investor Relations as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

SHAREHOLDER PROPOSALS FOR
2007 ANNUAL MEETING

If you wish to have a proposal considered for inclusion in our 2007 proxy statement, we must receive your proposal on or before November 16, 2006. Proposals should be mailed to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention:  Corporate Secretary.

Our bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or propose business for consideration at such meeting, the shareholder must generally notify us in writing at our principal executive office not later than the close of business on the 60th day nor earlier than the 90th day prior to the meeting. The 2007 Annual Meeting of Shareholders is currently expected to be held on April 26, 2007. Accordingly, a shareholder nomination or proposal intended to be considered at the 2007 Annual Meeting of Shareholders must be received by the Corporate Secretary between January 26, 2007 and February 25, 2007. A copy of our bylaws may be obtained from the Corporate Secretary, by written request to the above-listed address.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary

PEPSIAMERICAS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 27, 2006
10:30 a.m., local time

Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

PEPSIAMERICAS, INC.	proxy

4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS—APRIL 27, 2006

The undersigned hereby constitutes and appoints Robert C. Pohlad and Brian D. Wenger, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PepsiAmericas, Inc. to be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, on April 27, 2006, at 10:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

This Proxy also serves as a voting instruction card to the Trustee for shares, if any, held in the trust for the Company’s Retirement Savings Plan.

SHAREHOLDERS ARE REQUESTED TO FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE REVERSE SIDE, OR TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK *** EASY *** IMMEDIATE

•      Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 26, 2006.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/pas/—QUICK *** EASY *** IMMEDIATE

•      Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 26, 2006.

•      Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PepsiAmericas, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	01 Herbert M. Baum	05 Jarobin Gilbert, Jr.	☐	Vote FOR	☐	Vote
		02 Richard G. Cline	06 James R. Kackley		all nominees		WITHHELD
		03 Pierre S. du Pont	07 Matthew M. McKenna		(except as		from all
		04 Archie R. Dykes	08 Robert C. Pohlad		marked)		nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)  [                    ]

2.	Ratification of Appointment of Independent Registered Public Accountants.	☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST Proposal 3.

3.	Shareholder Proposal (Proxy Statement p. 31).	☐ For	☐ Against	☐ Abstain

The proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in the proxies’ discretion.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.

Address Change? Mark Box and indicate changes below. ☐	Will Attend Annual Meeting ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.